Exhibit 99(n)(2)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Auditors and Legal Counsel" and to the use of our report dated August 2, 2004, included in the Registration Statement (Form N-2 Nos. 333-113019 and 811-21516) and related Prospectus of UBS Multi-Strat Fund, L.L.C. for the registration of limited liability company interests.

/s/ Ernst & Young LLP Ernst & Young LLP

New York, New York
August 2, 2004